Exhibit 99.1

AAON Announces Promotions and Retirement of Mikel Crews, Vice President, Operations

TULSA, OK, April 3, 2020 – Today, Mikel D. Crews notified AAON, Inc. (the "Company") of his intent to retire as Vice President, Operations, effective May 8, 2020. Mr. Crews has been with the Company since its inception and had a large role in developing the talent to succeed him. In furtherance of the Company’s ongoing succession planning initiatives, Mr. Crews’ duties will be reallocated to Stephen Wakefield, Vice President of Engineering, as well as other Company personnel.

Mr. Crews has served as Vice President, Operations since 2017. Mr. Crews served as Director of Material and Operations from 2015 to 2017, Manager of Operations from 1991 to 2015, and prior to that held various operational, production and inventory management roles throughout the Company. Mr. Crews has been in leadership positions in the HVAC industry for over 40 years.

Norman H. Asbjornson, CEO, said, “I want to thank Mike for his leadership during his lengthy career with our Company. He was key in the founding of AAON and has contributed in countless ways to the tremendous growth we’ve experienced. We congratulate him on his well-deserved retirement and wish him many years of good health and happiness.”

Gary D. Fields, President, added, “I have always valued Mike’s guidance and knowledge during our time working together. I would like to thank him for helping to shape the team of the future here at AAON. We are very excited for this next generation of leaders and are confident in their ability to continue strengthening our business.”

The Company also announced its Board of Directors has promoted Stephen Wakefield to the position of Chief Operating Officer. Mr. Wakefield has served as Vice President of Engineering since 2018, Director of Engineering since 2017, and prior to that held various engineering leadership roles in the Company. Mr. Wakefield will continue to report to Gary Fields, AAON President.

Within the Company’s senior leadership team, Larry Honel has been promoted to Director of Continuous Improvement and Whitney Wakefield (no relation to Stephen Wakefield) has been promoted to Director of Purchasing, Warehouse and Production Planning. Both will report to Mr. Wakefield, along with Doug Wichman, Director of Manufacturing.

About AAON
AAON, Inc. is engaged in the engineering, manufacturing, marketing and sale of air conditioning and heating equipment consisting of standard, semi-custom and custom rooftop units, chillers, packaged outdoor mechanical rooms, air handling units, makeup air units, energy recovery units, condensing units, geothermal/water-source heat pumps, coils and controls. Since the founding of AAON in 1988, AAON has maintained a commitment to design, develop, manufacture and deliver heating and cooling products to perform beyond all expectations and demonstrate the value of AAON to our customers. For more information, please visit www.AAON.com.

Certain statements in this news release may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. Statements regarding future prospects and developments are based upon current expectations and involve certain risks and uncertainties that could cause actual results and developments to differ materially from the forward-looking statements.

Contact Information
Jerry R. Levine
Phone: (914) 244-0292
Fax: (914) 244-0295
Email: jrladvisor@yahoo.com